EXHIBIT 10.1

ENTRUST, INC.

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) is made by and between William Conner (the “Executive”) and Entrust, Inc., a Maryland corporation (the “Company” and together with the Executive hereinafter collectively referred to as the “Parties”) on December 31, 2008.

WITNESSETH:

WHEREAS, the Parties previously entered into an employment agreement, dated April 22, 2001 (the “Agreement”); and

WHEREAS, the Parties wish to amend the Agreement, and bring certain terms into documentary compliance with Section 409A of the Internal Revenue Code and the final regulations and other official guidance thereunder (“Section 409A”) so as to avoid the imposition of any additional tax under Section 409A, as set forth below.

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree that the Agreement is hereby amended as follows:

1. Bonus. Section 2(b) of the Agreement is hereby amended to add the following new sentence to the end thereof:

“Any annual bonus under this Section 2(b) shall be paid no later than the March 15th of the year following the year in which such annual bonus was earned.”

2. Code Section 409A. A new Section 11 is hereby inserted into the Agreement to provide as follows:

“11. Code Section 409A.

(a) Reimbursement. To the extent that any taxable reimbursements of expenses or in-kind benefits are provided under this Agreement, they shall be made in accordance with Section 409A, including, but not limited to the following provisions:

i)	The amount of any such expense reimbursement or in-kind benefit provided during any one of Executive’s taxable years shall not affect any expenses eligible for reimbursement in any other taxable year;

ii)	The reimbursement of the eligible expense shall be made no later than the last day of the Executive’s taxable year that immediately follows the taxable year in which the expense was incurred; and

iii)	The right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

(b) Deferred Payments. Notwithstanding anything to the contrary in this Agreement, no Deferred Payments (as defined below) shall be payable until Executive has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and official guidance thereunder (together, “Section 409A”). Similarly, no severance payable to Executive, if any, pursuant to this Agreement that would otherwise be exempt from Section 409A pursuant to Treasury Regulation 1.409A-1(b)(9) shall be payable until Executive has a “separation from service” within the meaning of Section 409A.

(c) Timing of Deferred Payments. Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), and the severance payments and benefits payable to Executive, if any, pursuant to the Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”), such Deferred Payments that are otherwise payable within the first 6 months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date 6 months and 1 day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service but prior to the 6 month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(d) Construction of Section 11. The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.”

3. Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

4. Entire Agreement. This Amendment and the Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.

5. Successors and Assigns. This Amendment and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns, and legal representatives.

6. Governing Law. This Amendment will be governed by the laws of the State of Texas (with the exception of its conflict of laws provisions).

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IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY	ENTRUST, INC.

	By:	/s/ Jay D. Kendry
	Title:	VP & CGO
	Date:	Dec. 31, 2008

EXECUTIVE	By:	/s/ F. William Conner
	Title:	President & CEO
	Date:	Dec. 31. 2008